UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 19, 2004

AMKOR TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29472	23-1722724

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 ENTERPRISE DRIVE
WEST CHESTER, PA 19380
(Address of Principal Executive Offices, including Zip Code)

(610) 431-9600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
STOCK PURCHASE AGREEMENT DATED JULY 19, 2004
STOCK PURCHASE AGREEMENT DATED JUNE 3, 2004
PRESS RELEASE DATED AUGUST 24, 2004

Item 2.01. Completion of Acquisition or Disposition of Assets.

     On August 19, 2004, Amkor Technology, Inc., a Delaware corporation (“Amkor”), acquired approximately 93.0% of the capital stock of Unitive Inc., a Delaware corporation (“Unitive”), and on August 20, 2004, Amkor acquired approximately 60.0% of the capital stock of Unitive Semiconductor Taiwan Corporation (“UST”).

     Amkor acquired the capital stock of Unitive pursuant to a Stock Purchase Agreement dated as of July 19, 2004 (the “Unitive Agreement”), by and among Amkor, Unitive, certain former stockholders of Unitive, certain former holders of options to purchase capital stock of Unitive, Onex American Holdings II LLC, David Rizzo, Thomas Egolf, Kenneth Donahue and U.S. Bank National Association. The consideration payable under the Unitive Agreement consists of a cash payment of approximately $12.3 million at closing, the assumption of approximately $5.7 million of debt at closing, an additional $15.5 million on the one-year anniversary of closing (payable in cash or in Amkor common stock at Amkor’s option) and a contingent payment of up to $55 million (payable in cash or in Amkor common stock at Amkor’s option) to be paid, if at all, upon the achievement of certain performance goals described in the Unitive Agreement. Unitive is a leading independent developer of electroplated wafer bumping technology and earlier this year announced the industry’s first electroplated lead-free wafer bumping process.

     Amkor acquired the capital stock of UST pursuant to a Stock Purchase Agreement dated as of June 3, 2004 (the “UST Agreement”), by and among Amkor, UST, and certain shareholders of UST, as amended by a letter agreement dated July 9, 2004. The consideration payable under the UST transaction consists of a cash payment of approximately $19.4 million at closing, the assumption of approximately $16.3 million of debt at closing, the payment of approximately $450,000 in other costs and a variable contingent cash payment to be paid, if at all, based on the achievement of certain performance goals described in the UST Agreement, which payment is currently estimated to be approximately $2 million. In addition, Amkor has a call option to acquire the remaining approximate 40.0% of UST at any time over the next 18 months. Amkor is required to exercise the call option if UST achieves certain goals within such 18-month period. The exercise price of this option, which is currently estimated to be approximately $18.0 million, is based on a formula taking into account, among other things, the performance of UST. UST is a provider of electroplated wafer bumping services.

     The terms of the acquisitions are more fully described in the Unitive Agreement and UST Agreement, as amended.

     Item 9.01. Financial Statements and Exhibits.

     (a) and (b) All financial information required by this Current Report on Form 8-K in connection with Amkor’s acquisition of capital stock of Unitive and UST will be filed by amendment to this Current Report on Form 8-K within sixty days (60) from the date this Current Report on Form 8-K must be filed.

(c)	Exhibits.

2.1	Stock Purchase Agreement, dated as of July 19, 2004, by and among Amkor Technology, Inc., Unitive Inc., Certain of the Stockholders of Unitive Inc., Certain Option Holders of Unitive Inc., Onex American Holdings II LLC as the Onex Stockholder Representative, David Rizzo as the MCNC Stockholder Representative, Thomas Egolf as the TAT Stockholder Representative, Kenneth Donahue as the Additional Indemnifying Stockholder Representative, and, with respect to Article VIII and Article X thereof only, U.S. Bank National Association.

2.2	Stock Purchase Agreement, dated as of June 3, 2004, by and among Amkor Technology, Inc., Unitive Semiconductor Taiwan Corporation and Certain Shareholders of Unitive Semiconductor Taiwan Corporation, along with Letter Agreement dated July 9, 2004 regarding Amendment to Stock Purchase Agreement and Loan Agreement by and among Amkor Technology, Inc., Unitive Semiconductor Taiwan Corporation and Sellers’ Representative on Behalf of each Seller.

99.1	Press Release issued by Amkor Technology, Inc. on August 24, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMKOR TECHNOLOGY, INC.
By:	/s/ Kenneth T. Joyce
Kenneth T. Joyce
Chief Financial Officer

Date: September 3, 2004

EXHIBIT INDEX

Exhibit No.	Description
2.1	Stock Purchase Agreement, dated as of July 19, 2004, by and among Amkor Technology, Inc., Unitive Inc., Certain of the Stockholders of Unitive Inc., Certain Option Holders of Unitive Inc., Onex American Holdings II LLC as the Onex Stockholder Representative, David Rizzo as the MCNC Stockholder Representative, Thomas Egolf as the TAT Stockholder Representative, Kenneth Donahue as the Additional Indemnifying Stockholder Representative, and, with respect to Article VIII and Article X thereof only, U.S. Bank National Association.

2.2	Stock Purchase Agreement, dated as of June 3, 2004, by and among Amkor Technology, Inc., Unitive Semiconductor Taiwan Corporation and Certain Shareholders of Unitive Semiconductor Taiwan Corporation, along with Letter Agreement dated July 9, 2004 regarding Amendment to Stock Purchase Agreement and Loan Agreement by and among Amkor Technology, Inc., Unitive Semiconductor Taiwan Corporation and Sellers’ Representative on Behalf of each Seller.

99.1	Press Release issued by Amkor Technology, Inc. on August 24, 2004.